FORM 8-A

               SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.
                              20549


        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934



                   Ag Services of America, Inc.
     (Exact name of registrant as specified in its charter)


                   Iowa                                42-1264455
 (State of incorporation of organization)         (I.R.S. Employer
                                               Identification No.)

        2302 West First Street, Cedar Falls, Iowa 50613
       (Address of principal executive offices) (Zip Code)



Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class           Name of each exchange on which
     to be so registered           each class is to be registered
     -------------------           ------------------------------

     Common Stock,                 New York Stock Exchange
     no par value


Securities to be registered pursuant to Section 12(g) of the Act:
None






Item 1.   Description of Registrant's Securities to be Registered
-------   -------------------------------------------------------

          Common Stock, No Par Value
          --------------------------

          The capital stock of Ag Services of America, Inc. (the "Company" or "Registrant") to be registered on the New York Stock Exchange, Inc. (the "Exchange"), is Registrant's Common Stock with no par value per share. Holders of Common Stock are entitled to one vote per share at all meetings of stockholders. Dividends that may be declared on the Common Stock will be paid in an equal amount to the holder of each share. No pre-emptive rights are conferred upon the holders of such stock and there are no liquidation or conversion rights. Nor are there any redemption or sinking fund provisions and there is no liability to further calls or to assessments by the Registrant.

          Certain provisions of the Company's Bylaws were designed to make the Company a less attractive target for acquisition by an outsider who does not have the support of the Company's directors. These provisions: (1) provide that only the Board of Directors or the President or greater than 10% of stockholders through written notice to the Board of Directors have the power to call a Special Meeting of shareholders; (2) provide that the stockholders may amend the Company's by-laws only by the affirmative vote of a majority of the shares entitled to vote; (3) provide that directors may only be removed by the affirmative vote of a majority of the shares entitled to vote; (4) provide that nominations may be made only by written notice; and (5) provide that at least a majority of the shares entitled to vote must approve certain amendments to the Bylaws. While the foregoing provisions will not necessarily prevent take-over attempts, they should discourage an attempt to obtain control of the Company in a transaction not approved by the Company's Board of Directors by making it more difficult for a third party to obtain control in a short time and impose its will on the remaining stockholders of the Company.


Item 2    Exhibits
------    --------
          1. All exhibits required by Instruction II to Item 2 will be supplied to the New York Exchange.



                           SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized in the City of Cedar Falls on this 26th day of November, 1996.



                         AG SERVICES OF AMERICA, INC.


                         By  /s/ Henry C. Jungling, Jr.
                              Henry C. Jungling, Jr.
                              Chairman
                              (principal executive officer)




                         By  /s/ Gaylen D. Miller
                              Gaylen D. Miller
                              President and Chief Executive Officer
                              (principal financial officer and
                              principal accounting officer)